Exhibit 99.1

Schlumberger Announces Second-Quarter 2017 Results

•	Revenue of $7.5 billion increased 8% sequentially

•	Pretax operating income of $950 million increased 25% sequentially

•	GAAP loss per share, including charges of $0.40 per share, was $0.05

•	EPS, excluding charges, was $0.35

•	Quarterly cash dividend of $0.50 per share was approved

Paris, July 21, 2017 – Schlumberger Limited (NYSE:SLB) today reported results for the second quarter of 2017.

			(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Jun. 30, 2017	Mar. 31, 2017	Jun. 30, 2016	Sequential	Year-on-year
Revenue	$7,462	$6,894	$7,164	8%	4%
Pretax operating income	$950	$757	$747	25%	27%
Pretax operating margin	12.7%	11.0%	10.4%	175 bps	231 bps
Net income (loss) (GAAP basis)	$(74)	$279	$(2,160)	n/m	n/m
Net income, excluding charges & credits*	$488	$347	$316	41%	54%
Diluted EPS (loss per share) (GAAP basis)	$(0.05)	$0.20	$(1.56)	n/m	n/m
Diluted EPS, excluding charges & credits*	$0.35	$0.25	$0.23	40%	52%

*	These are non-GAAP financial measures. See section below entitled “charges & credits “ for details.

n/m = not meaningful

Schlumberger Chairman and CEO Paal Kibsgaard commented, “Our second-quarter revenue increased 8% sequentially while pretax operating income rose by 25%, resulting in earnings per share growth of 40%. Beyond seasonal effects, revenue grew in all of our Groups and Areas.

“North America revenue increased 18% following our rapid deployment of idle hydraulic fracturing capacity as land activity further accelerated during the second quarter, partially offset by further weakness offshore in the US Gulf of Mexico. In US land, revenue grew 42% sequentially, a rate almost double that of the 23% increase in land rig count, driven primarily by hydraulic fracturing revenue that grew 68% as completions activity intensified and pricing continued to improve. Directional drilling revenue in US land was also higher as longer laterals requiring rotary steerable systems and advanced drillbit technologies continued to drive drilling intensity. Despite the significant costs associated with reactivating equipment, all of our US land product lines were profitable in the second quarter, driven by higher pricing, market share gains, improved operational efficiency, timely resource additions, and proactive supply chain management.

“In the international markets, revenue increased 4% sequentially, led by Europe/CIS/Africa as activity recovered from the winter slowdown in Russia and the North Sea. Latin America revenue increased due to higher reservoir characterization and drilling activities in the Mexico & Central America GeoMarket, as well as from increased unconventional land activity in Argentina. The Middle East & Asia Area benefited from a seasonal rebound in China, increased activities in Southeast Asia, and higher Integrated Drilling Services (IDS) activity in Iraq.

“Among the business segments, growth in the second quarter was led by the Production and Drilling Groups, where revenue increased sequentially by 14% and 6%, respectively, as hydraulic fracturing and directional drilling activity in US land accelerated. Reservoir Characterization Group revenue increased 9% due to higher international activities beyond the seasonal rebounds in the Russia & CIS and North Sea regions. Cameron Group revenue also increased 3% sequentially driven by higher project volume and product sales for Surface Systems and Valves & Measurement in North America.

“While the activity outlook in North America for the second half of the year remains robust, we are now also seeing more positive signs in the international markets with increases in activity and new project plans starting to emerge in several GeoMarkets. The strengthening in the international markets has so far been concentrated around land activity in Western Siberia and in the OPEC Gulf countries but we are now also seeing an increasing number of new offshore projects being prepared for tendering and final investment decision (FID) in many of the world’s shallow water basins.

“In this market, we continue to focus on serving our customers and driving our business forward, building on our successful efforts over the past three years of broadening our technology portfolio and increasing our addressable market, further streamlining our execution machine, and pursuing more collaborative and commercially aligned ways of working with new and existing customers.

“As part of this focus, we announced a new agreement yesterday to acquire a majority equity interest in the Eurasia Drilling Company (EDC). This extends the successful long-term relationship that we have enjoyed with EDC through the strategic alliance that we signed in 2011. Closing of the transaction is subject to approval by the Federal Antimonopoly Service of Russia.

“We also remain on track to close the OneStim* joint venture transaction in the second half of this year, which will allow us to further capitalize on the recovery in North America land unconventional activity. At the same time, our increasing investments in Schlumberger Production Management through the new projects with OneLNG, YPF, and NNPC and FIRST E&P are not only providing additional short-term opportunities for our various product lines, but also a long-term activity baseline with superior full-cycle financial returns for the company as a whole.

“Based on these, we continue to be optimistic about the future of Schlumberger, as we maintain an attentive watch and flexible approach to the shape and pace of the emerging oil market recovery.”

Other Events

During the quarter, Schlumberger repurchased 5.5 million shares of its common stock at an average price of $72.34 per share for a total purchase price of $398 million.

On May 31, 2017, Schlumberger and Production Plus created a joint venture to develop HEAL System™ technology and business. HEAL System technology is designed to lower production costs by mitigating production challenges commonly found in horizontal wells in unconventional resource plays.

On June 29, 2017, Schlumberger, the Nigerian National Petroleum Corporation (NNPC) and FIRST E&P signed an agreement for development of the Anyala and Madu fields in offshore Nigeria. Under the agreement, Schlumberger will contribute the required services in kind and capital for the project development until first oil.

On July 19, 2017, the Company’s Board of Directors approved a quarterly cash dividend of $0.50 per share of outstanding common stock, payable on October 13, 2017 to stockholders of record on September 6, 2017.

On July 20, 2017, Schlumberger announced an agreement to acquire a majority (51%) equity interest in EDC. Closing of the transaction is subject to approval by the Federal Antimonopoly Service of Russia.

Consolidated Revenue by Geography

(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2017	Mar. 31, 2017	Jun. 30, 2016	Sequential	Year-on-year
North America	$2,202	$1,871	$1,737	18%	27%
Latin America	1,039	952	1,007	9%	3%
Europe/CIS/Africa	1,750	1,652	1,948	6%	-10%
Middle East & Asia	2,347	2,319	2,404	1%	-2%
Eliminations & other	124	100	68	n/m	n/m

	$7,462	$6,894	$7,164	8%	4%

North America revenue	$2,202	$1,871	$1,737	18%	27%
International revenue	$5,136	$4,922	$5,359	4%	-4%

n/m = not meaningful

Second-quarter revenue of $7.5 billion increased 8% sequentially with North America growing 18% and International increasing 4%.

North America

In North America, revenue grew 18% sequentially following the fast-track deployment of idle capacity as unconventional land activity accelerated during the quarter. US land revenue experienced 42% sequential growth, a rate almost double that of the 23% growth in the US land rig count, driven primarily by hydraulic fracturing revenue that grew 68% as completion activity intensified and pricing continued to improve. Directional drilling revenue in US land was also higher as well design and longer laterals requiring rotary steerable systems and drillbit technologies continued to drive well productivity. Higher product sales in Cameron Valves & Measurement and increased activity for Cameron Surface Systems contributed to this strong financial performance. US land revenue growth, however, was partially offset by the seasonal spring break-up in Western Canada and lower offshore revenue.

International Areas

Revenue in the Latin America Area increased 9% sequentially on a strong performance in Mexico from the Reservoir Characterization and Drilling Groups. Argentina revenue was also higher on increased unconventional land activity while Brazil and Venezuela activity remained weak. Ecuador revenue declined due to lower production from the Schlumberger Production Management (SPM) Shushufindi project. The effect of this, however, was largely offset by revenue from increased exploration in Colombia.

Europe/CIS/Africa Area revenue increased 6% sequentially as activity recovered following the winter slowdown in the Russia & CIS and North Sea regions. Increased revenue in the Russia & CIS region was driven by the start of offshore exploration drilling campaigns in Sakhalin, Astrakhan, and Kazakhstan despite Russian alignment with OPEC production cut commitments. The increased activity in the North Sea resulted from higher UK and Norway drilling activity as the rig count increased. Sub-Sahara Africa GeoMarket revenue was essentially flat as rig count stabilized with a recovery on land and early signs of customers preparing to resume activity on key offshore projects.

Middle East & Asia Area revenue increased 1% sequentially primarily due to seasonal rebounds in SPM and completions activity in China in addition to higher activity in Vietnam and Thailand. Iraq revenue was also higher on increased IDS deviated well project delivery in the south, while further progress on the early production facility projects coupled with product sales drove revenue higher in Egypt. These increases, however, were partially offset by a decline in revenue in Kuwait following the completion of a WesternGeco land seismic acquisition project and by lower revenue in India due to monsoon weather affecting rig activity.

Reservoir Characterization Group

					(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2017	Mar. 31, 2017	Jun. 30, 2016	Sequential	Year-on-year
Revenue	$1,759	$1,618	$1,586	9%	11%
Pretax operating income	$299	$281	$268	7%	12%
Pretax operating margin	17.0%	17.3%	16.9%	-34 bps	13 bps

Reservoir Characterization Group revenue of $1.8 billion, of which 78% came from the international markets, increased 9% sequentially due to higher WesternGeco multiclient seismic license sales, further progress for Testing & Process on early production facility projects in the Middle East, and higher drillstem test activities in the United Arab Emirates. Wireline revenue also grew from the seasonal activity rebound in the Russia & CIS and North Sea regions, as well as from the start-up of offshore exploration projects in the Sub-Sahara Africa GeoMarket.

Pretax operating margin of 17% was essentially flat sequentially as the increased contribution from high-margin Wireline exploration activities was offset by reduced profitability in Testing & Process due to increased project costs.

Reservoir Characterization Group performance was enhanced by Integrated Services Management (ISM) operations, where specially trained project managers provide scheduling, planning, and activity coordination for the Schlumberger product lines involved in a project. Second-quarter performance was also boosted by new technology deployments and contract awards.

In Vietnam, Idemitsu successfully drilled an exploration well significantly under budget. For this project, Schlumberger was awarded five contracts, and an ISM manager was assigned to coordinate all Schlumberger services. The drilling and data acquisition program was optimized to achieve the well objectives while minimizing the overall costs of the exploration well. Drilling & Measurements StethoScope* formation pressure-while-drilling service and EcoScope*† multifunction logging-while-drilling service technologies for reservoir evaluation were successfully run in the 12 1⁄4-in and 8 1⁄2-in holes, respectively. The close collaboration between Schlumberger and the customer led to the completion of the well with no incidents.

Sirius Petroleum, an investment company focused on oil and gas exploration and development opportunities in Nigeria, awarded Schlumberger a multiwell contract for ISM operations in the Ororo field. The contract, which will begin later in 2017, includes directional drilling services, logging, completion and production fluids, cementing and pumping services, well intervention and stimulation products and services, well testing services, wellsite communications, data and software solutions as well as Cameron wellheads and production trees.

Offshore Egypt, Testing & Process used a combination of technologies for Belayim Petroleum Company (Petrobel) to complete a production test of the first appraisal well on the Zohr discovery in the Shorouk block. Working at a water depth of 1,450 meters, the production test string included SenTREE 3* subsea test tree and Muzic* wireless telemetry technology that activated the SCAR* inline independent reservoir fluid sampling and Quartet* downhole reservoir testing systems. Additional technologies included a CERTIS* high-integrity reservoir test isolation system, IRDV* intelligent remote dual valve, and Signature* quartz gauges. The use of Testing Manager* well testing data monitoring and collaboration software enabled real-time transient analysis and optimization of the well test program.

In Oman, Schlumberger deployed a combination of technologies for Petroleum Development Oman (PDO) to enhance productivity in seven wells in the Sadad North field. The technologies included a QUANTUM RH* retrievable hydraulic-set sealbore production packer and Testing & Process SXAR automatic gun release systems to create an integrated “shoot and drop” completions operation that could be deployed in a single trip. QUANTUM RH packer technology absorbs the high shock produced during perforation operations while enabling easy recovery. The customer increased production by an average of 200 m3/d of oil per well and saved a total of $700,000 in associated well costs for all seven wells.

Offshore India, Wireline deployed a combination of technologies to increase production and reduce water cut in a well for Oil and Natural Gas Corporation Limited (ONGC). Data collected using the PLT* production logging tool and PressureXpress* reservoir pressure while logging service helped design the optimal workover program. As a result, the customer increased production to 6,100 bbl/d from the original 892 bbl/d and decreased the water cut to 2% from the original 7.7%.

In Kuwait, Wireline used a Saturn* 3D radial probe for Kuwait Oil Company in one exploration well in an extremely tight cretaceous carbonate reservoir. Saturn probe technology positions self-sealing ports against the borehole wall to optimally draw reservoir fluids. The customer saved 14 days of rig time, equivalent to $672,000.

In Russia, Software Integrated Solutions (SIS) entered a technology partnership agreement with the Gazpromneft Scientific Technology Centre to provide Guru* guidance and support software in the Petrel* E&P software platform. The software enables discipline experts to collaborate and make the best possible decisions from exploration to production. The customer benefits from a standard 3D-modeling process that provides a 90% time saving compared with a conventional workflow.

In Norway, Aker BP ASA entered into a four-year framework contract with two optional two-year extensions with Schlumberger for acquisition of 4D seismic data over Alvheim, Bøyla, Skarv/Snadd, and Ula fields in the Norwegian sector of the North Sea. The survey will be conducted in 2017 and use IsoMetrix* marine isometric seismic technology. Processing of the 4D and 3D data from the Alvheim and Skarv surveys will be carried out at the WesternGeco Stavanger Geosolutions center.

WesternGeco was awarded multiple offshore seismic survey contracts for the provision of Q-Marine* point-receiver marine seismic technology with the CLA* continuous line acquisition technique. Repsol Exploracion Guyana, S.A. awarded WesternGeco a 4,000-km2 survey offshore Guyana near recent major oil discoveries. In addition, Tullow awarded WesternGeco two contracts—one for a 2,150-km2 3D survey offshore Guyana and the second for data processing of a recently acquired dataset in Uruguay. The Uruguay data will be processed in the WesternGeco Gatwick Geosolutions center using prestack depth migration and a broadband processing flow.

BP awarded WesternGeco the data processing and imaging of a state-of-the-art, ultra-high-density ocean-bottom survey to be acquired over the Clair Ridge Field, West of Shetland in the UK. The survey will become the baseline for future 4D time-lapse studies of the area and includes advanced velocity model building and multicomponent processing and imaging technologies.

Drilling Group

					(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2017	Mar. 31, 2017	Jun. 30, 2016	Sequential	Year-on-year
Revenue	$2,107	$1,985	$2,034	6%	4%
Pretax operating income	$302	$229	$171	32%	77%
Pretax operating margin	14.3%	11.5%	8.4%	278 bps	594 bps

Drilling Group revenue of $2.1 billion, of which 74% came from the international markets, increased 6% sequentially, due to the seasonal rebound in activity in the Russia & CIS and North Sea regions and strong directional drilling activity in US land that benefited most of the Drilling Group product lines. The demand for directional drilling technologies in US land was also higher, as well design and longer laterals required advanced rotary steerable systems and innovative drillbit technologies to drive well productivity. These increases were partially offset by the seasonal spring-break up in Western Canada and lower offshore activity in the US Gulf of Mexico.

Pretax operating margin of 14% increased 278 basis points (bps) sequentially due to increased volume and pricing improvements from the greater uptake of Drilling & Measurements and Bits & Drilling Tools technologies in US land, although this was partially offset by pricing pressure in the US Gulf of Mexico and in the international markets.

Drilling Group performance in the second quarter was strengthened by a combination of IDS operations, which provide project management, engineering design, and technical optimization capabilities. Group performance was also boosted by new technology deployments and contract awards.

In Russia, LUKOIL awarded Schlumberger a three-year IDS contract for 139 wells in Western Siberia. The scope of work includes technologies and services from Drilling & Measurements, Bits & Drilling Tools, M-I SWACO, Completions, and SIS.

In Oman, Petrogas Kahil awarded Schlumberger an IDS contract for one year valued at $20 million to drill three exploration wells in Block 55. This includes the provision of several Schlumberger technologies, such as Bits & Drilling Tools AxeBlade* ridged diamond element bits, Drilling & Measurements PowerV* vertical drilling rotary steerable systems, and Surface Systems SOLIDrill* modular compact wellhead systems. Operations for the first well began in the second quarter of 2017.

In Bahrain, IDS was awarded a contract for two offshore exploration wells with a six-month optional extension by the Bahrain Petroleum Company (BAPCO). The contract includes products and services from the Reservoir Characterization, Drilling, Production, and Cameron Groups. A number of technologies are included in the contract, such as the PowerDrive vorteX* powered rotary steerable system, GeoFlex* quantitative cuttings analysis and imaging service, FlexSTIM* modular offshore stimulation system, and CERTIS* high-integrity reservoir test isolation system. Operations began in the first quarter of 2017.

SCS Corporation Ltd., a subsidiary of Hyperdynamics Corporation, awarded Schlumberger a drilling master services contract for the Fatala-1 deepwater exploration well offshore the Republic of Guinea. The contract includes wireline logging, measurement- and logging-while-drilling, drilling fluids and solids control, downhole cementing, mud logging, drillbits and reamers, as well as contingency fishing equipment and services. Schlumberger will also provide an IDS project manager and drilling will begin in the third quarter of 2017.

In the US Gulf of Mexico, the Drilling Group used a combination of technologies for Shell to optimize drilling of a challenging salt formation in the Green Canyon Block. Drilling through salt creates very high torque levels and fluctuations that can lead to low rates of penetration (ROP) or tool failures. The technologies included a Drilling & Measurements PowerDrive Orbit* rotary steerable system and a Bits & Drilling Tools AxeBlade* ridge diamond element bit. As a result, the customer was the first to drill more than 5,353 ft in a 24-hour period in the Gulf of Mexico and was able to save seven days of drilling time in the 16 1⁄2-in section.

In Oklahoma, Drilling & Measurements used PeriScope HD* multilayer bed boundary detection service for Casillas Petroleum Corporation to minimize risk and optimize drilling performance in the SCOOP plays. With its ability to detect multiple formation layers and fluid boundary positions, PeriScope HD service enabled advanced well placement by providing real-time reservoir delineation in a formation that showed little contrast from top to bottom. As a result, the customer was able to place 100% of the lateral in zone, avoiding potential lost-in-hole and sidetrack costs.

In the UK sector of the North Sea, Drilling & Measurements deployed a combination of technologies for a major operator to improve drilling performance in challenging well conditions. The combination of OptiDrill* real-time drilling intelligence service and PowerDrive Xceed* rotary steerable system optimized technology performance by reducing the number of bit runs from five to one. This saved the customer approximately 10 days of drilling time, equivalent to more than $2.4 million.

In North America land, Bits & Drilling Tools used AxeBlade* ridged diamond element bit technology in four wells for a customer to overcome drilling challenges in the Bakken Shale play. The formation is characterized by heavily interbedded sandstone, shale, and limestone intervals with varying compressive strengths that can limit drilling performance. The customer saved 52 hours between four wells. In addition, AxeBlade bit technology exceeded the customer’s 24-hour footage record twice over the same interval.

In Colombia, Bits & Drilling Tools used ONYX 360* rolling polycrystalline diamond compact (PDC) cutter technology to overcome drilling challenges for Equion Energy in the Llanos basin. ONYX 360 cutter technology provided increased bit durability while drilling through three different compressive strength formations. The ROP was 3.5 times higher compared with offset runs in the same formations. The customer saved nearly $3 million in operating costs.

In China, Bits & Drilling Tools used a combination of technologies for PetroChina to drill a 9 1⁄2-in curved interbedded sandstone and shale well section in Halahatang field. This challenging geology typically requires two to three conventional drillbits to reach target depth under severe shock and vibration. A combination of RockStorm* wear-resistant high-impact PDC cutter and Stinger* conical diamond element technology drilled to total depth in a single run. This saved the customer 10 days of drilling operations, equivalent to $150,000.

In Norway, M-I SWACO deployed ATC* automated tank cleaning technology for Statoil to reduce health, safety, and environmental risks on supply vessels. Average monthly performance, based on 25 boats and 150 tanks, reduced confined-space entry by more than 500 hours per month and reduced working at height by 225 hours per month. In addition, ATC cleaning technology decreased water usage by 80% per month while also achieving a higher level of cleaning compared with a manual process. Consequently, the customer has saved approximately $500,000 per month since the technology was adopted in April 2016.

Production Group

					(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2017	Mar. 31, 2017	Jun. 30, 2016	Sequential	Year-on-year
Revenue	$2,496	$2,187	$2,121	14%	18%
Pretax operating income	$221	$110	$82	101%	170%
Pretax operating margin	8.9%	5.0%	3.9%	382 bps	499 bps

Production Group revenue of $2.5 billion, of which 59% came from the international markets, was 14% higher sequentially due primarily to strong hydraulic fracturing activity and a sustained pricing recovery in North America land as completions activity intensified and stage counts increased by 26%. In US land, hydraulic fracturing revenue grew 68% through the fast-track deployment of idle capacity as unconventional land activity accelerated during the quarter. International revenue was also higher on the seasonal activity rebound in China and in the Russia & CIS region, while revenue in Argentina increased on unconventional land activity. SPM posted a sequential increase from the seasonal recovery in China, although this was partially offset by the decline in revenue in Ecuador due to lower production from the SPM Shushufindi project.

Pretax operating margin of 9% increased 382 bps sequentially due to increased activity and pricing recovery on land in North America. Despite the significant costs incurred in reactivating multiple fleets in the second quarter, the hydraulic fracturing business in North America was profitable for the first time since the first quarter of 2015. Margin also expanded due to increasing benefits from the vertical integration of the pressure pumping business.

Production Group results benefited from a series of new technology deployments and transformation initiatives.

In North America land, Well Services used BroadBand Sequence* fracturing service to increase production in a horizontal shale well in the heterogeneous Wolfcamp Shale formation in the Permian basin. Nearly one year after deploying the BroadBand service, the well produced 42% more hydrocarbons compared with the average production of three offset wells with the same lateral length, stage count, and volume of proppant and fluids.

In West Texas, Schlumberger used a combination of technologies for Manti Tarka Permian to optimize well completion in the Wolfcamp Shale formation. The technologies included Kinetix Shale* reservoir-centric stimulation-to-production software, Wireline ThruBit* through-the-bit logging services, and Sonic Scanner* acoustic scanning platform. Data from field measurements and modeling helped to optimize the completion design, leading to a 60% increase in the hydraulic fracturing surface area. The customer achieved a 25% improvement in oil production compared with offset wells in the field.

In North America land, Schlumberger artificial lift technology established a new equipment benchmark in shale oil operations. REDA Continuum* extended-life electrical submersible pump (ESP) technology, which is designed for unconventional reservoir horizontal well challenges such as slug fluid flow and damaging solids, exceeds the reliability of conventional ESPs. Continuum ESP technology has been installed in more than 180 operations since its introduction in September 2014 and has demonstrated run lives of 18 months, surpassing historical averages of six to nine months.

In China, Well Services deployed a combination of technologies to increase production for PetroChina Company Limited in two horizontal gas wells in a tight sandstone formation in the Ordos basin. The use of Salik* local-sand-enabled flow-channel fracturing service enabled replacement of more than half of the ceramic proppant normally required and helped create high conductivity fractures in the horizontal lateral. As a result of these combined technologies, the customer achieved a 50% increase in gas production in each well versus plan. In addition, Salik fracturing service helped reduce overall well costs by 20%, equivalent to $95,000.

In North America, the transformation program enabled improved equipment reliability and reduced maintenance costs. In particular, the Center for Reliability and Efficiency in Denton, Texas, supports the field by monitoring equipment fleets from its Reliability Support Center, where prognostic health monitoring capabilities (PHM) have been developed to predict equipment reliability concerns. PHM has saved $10 million in operation costs over the last 18 months.

Cameron Group

					(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2017	Mar. 31, 2017	Jun. 30, 2016	Sequential	Year-on-year
Revenue	$1,265	$1,229	$1,525	3%	-17%
Pretax operating income	$174	$162	$250	8%	-30%
Pretax operating margin	13.8%	13.2%	16.4%	61 bps	-260 bps

Cameron Group revenue of $1.3 billion, of which 59% came from International markets, increased 3% sequentially, driven by Surface Systems and Valves & Measurement activity in US land, which grew at the same rate as the well count. The US land growth, however, was partially offset by reduced US Gulf of Mexico activity for Drilling Systems and OneSubsea. Internationally, revenues declined slightly due to reduced project activity for OneSubsea and Drilling Systems, offset in part by higher revenue in Surface Systems and Valves & Measurement from the seasonal service activity rebound in the Russia & CIS region.

Pretax operating margin of 14% slightly improved sequentially, as increased project volumes and product sales in Surface Systems and Valves & Measurement and continued strong project execution in OneSubsea more than offset the impact of falling product backlog in Drilling Systems.

Cameron Group performance included the following highlights during the quarter.

Cameron Drilling Systems and M-I SWACO collaborated on product development to deliver the industry’s first original equipment manufacturer deepwater managed pressure drilling (MPD) system. The integrated solution is comprised of a riser joint, surface manifolds, a single control system and umbilical, and other equipment. To date, Schlumberger has received orders for four of the systems—the first was delivered in May 2017 and the other three will be delivered later this year. This deepwater MPD system received a 2017 Offshore Technology Conference Spotlight on New Technology Award.

TAQA awarded OneSubsea an engineering, procurement, construction, installation and commissioning (EPCIC) contract for the Otter field in the UK sector of the North Sea. The contract includes a subsea multiphase boosting system with topside and subsea controls and associated life-of-field services. The project will result in a 30-km subsea tieback to the TAQA-operated North Cormorant platform and will be the longest subsea multiphase boosting tieback in the UK sector of the North Sea. OneSubsea and its Subsea Integration Alliance partner, Subsea 7, will deliver a turnkey integrated project from design through supply, installation, and commissioning.

Noble Energy Mediterranean Ltd. awarded Schlumberger a contract for the provision of a measurement and control system for the deepwater Leviathan Field Development Project offshore Israel. The Valves & Measurement system will include two large, multirun metering skids, Caldon gas and liquid ultrasonic custody transfer meters, a bidirectional prover, and a building to house multiple natural gas component analyzers and supervisory control systems.

In the US Gulf of Mexico, OneSubsea and its Subsea Services Alliance member, Helix Energy Solutions, received an expression of interest for rental of the jointly developed 15,000 psi Intervention Riser System, starting in the fourth quarter of 2017. This system, in which the construction was launched mid-2015, will be the first of its kind available on a rental basis to address the growing intervention needs of high-pressure subsea wells.

Financial Tables

Condensed Consolidated Statement of Income (Loss)

		(Stated in millions, except per share amounts)
	Second Quarter		Six Months
Periods Ended June 30,	2017	2016	2017	2016
Revenue	$7,462	$7,164	$14,356	$13,684
Interest and other income	62	54	108	98
Expenses
Cost of revenue (1)	6,468	6,465	12,544	11,924
Research & engineering	196	257	406	497
General & administrative	110	103	208	213
Impairments & other (1)	510	2,573	510	2,573
Merger & integration (1)	81	185	164	185
Interest	142	149	281	282

Income (loss) before taxes	$17	$(2,514)	$351	$(1,892)
Taxes on income (loss) (1)	98	(368)	148	(269)

Net income (loss)	$(81)	$(2,146)	$203	$(1,623)
Net income (loss) attributable to noncontrolling interests	(7)	14	(2)	36

Net income (loss) attributable to Schlumberger (1)	$(74)	$(2,160)	$205	$(1,659)

Diluted earnings (loss) per share of Schlumberger (1)	$(0.05)	$(1.56)	$0.15	$(1.26)

Average shares outstanding	1,387	1,389	1,390	1,321
Average shares outstanding assuming dilution	1,387	1,389	1,397	1,321

Depreciation & amortization included in expenses (2)	$986	$1,113	$1,975	$2,080

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.

Condensed Consolidated Balance Sheet

		(Stated in millions)
Assets	Jun. 30, 2017	Dec. 31, 2016
Current Assets
Cash and short-term investments	$6,218	$9,257
Receivables	8,925	9,387
Other current assets	6,130	5,283

	21,273	23,927
Fixed income investments, held to maturity	13	238
Fixed assets	12,358	12,821
Multiclient seismic data	1,042	1,073
Goodwill	25,058	24,990
Intangible assets	9,636	9,855
Other assets	5,482	5,052

	$74,862	$77,956

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$9,444	$10,016
Estimated liability for taxes on income	1,159	1,188
Short-term borrowings and current portion of long-term debt	2,224	3,153
Dividends payable	700	702

	13,527	15,059
Long-term debt	16,600	16,463
Deferred taxes	2,000	1,880
Postretirement benefits	1,385	1,495
Other liabilities	1,398	1,530

	34,910	36,427
Equity	39,952	41,529

	$74,862	$77,956

Liquidity

				(Stated in millions)
Components of Liquidity	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Jun. 30, 2016
Cash and short-term investments	$6,218	$7,353	$9,257	$11,192
Fixed income investments, held to maturity	13	238	238	386
Short-term borrowings and current portion of long-term debt	(2,224)	(2,449)	(3,153)	(3,371)
Long-term debt	(16,600)	(16,538)	(16,463)	(18,252)

Net Debt (1)	$(12,593)	$(11,396)	$(10,121)	$(10,045)

Details of changes in liquidity follow: Periods Ended June 30,		Six Months 2017	Second Quarter 2017	Six Months 2016
Net income (loss) before noncontrolling interests		$203	$(81)	$(1,623)
Impairment and other charges, net of tax before noncontrolling interest		643	574	2,476

		$846	$493	$853
Depreciation and amortization (2)		1,975	986	2,080
Pension and other postretirement benefits expense		52	15	92
Stock-based compensation expense		180	92	145
Pension and other postretirement benefits funding		(74)	(45)	(83)
Change in working capital		(1,339)	(548)	(250)
Other		(126)	(135)	5

Cash flow from operations (3)		$1,514	$858	$2,842

Capital expenditures		(884)	(503)	(998)
SPM investments		(328)	(184)	(729)
Multiclient seismic data capitalized		(190)	(74)	(333)

Free cash flow (4)		112	97	782

Stock repurchase program		(770)	(398)	(506)
Dividends paid		(1,393)	(697)	(1,255)
Proceeds from employee stock plans		143	8	195

		(1,908)	(990)	(784)

Business acquisitions and investments, net of cash acquired plus debt assumed		(364)	(91)	(3,790)
Other		(200)	(116)	76

Increase in Net Debt		(2,472)	(1,197)	(4,498)
Net Debt, beginning of period		(10,121)	(11,396)	(5,547)

Net Debt, end of period		$(12,593)	$(12,593)	$(10,045)

(1)	“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.
(3)	Includes severance payments of approximately $230 million and $90 million during the six months and three months ended June 30, 2017, respectively; and $545 million during the six months ended June 30, 2016. The six months ended June 30, 2016 also includes approximately $100 million of one-off transaction-related payments associated with the acquisition of Cameron.
(4)	“Free cash flow” represents cash flow from operations less capital expenditures, SPM investments and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of our ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as substitute for, or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this Second-Quarter 2017 Earnings Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). Net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; net income before noncontrolling interests, excluding charges & credits; and effective tax rate, excluding charges & credits) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures.

		(Stated in millions, except per share amounts)
	Second Quarter 2017
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS *
Schlumberger net loss (GAAP basis)	$17	$98	$(7)	$(74)	$(0.05)
Promissory note fair value adjustment and other	510	—	12	498	0.36
Merger & integration	81	17	—	64	0.05

Schlumberger net income, excluding charges & credits	$608	$115	$5	$488	$0.35

	Six Months 2017
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS *
Schlumberger net income (GAAP basis)	$351	$148	$(2)	$205	$0.15
Promissory note fair value adjustment and other	510	—	12	498	0.36
Merger & integration	164	31	—	133	0.10

Schlumberger net income, excluding charges & credits	$1,025	$179	$10	$836	$0.60

	First Quarter 2017
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$334	$50	$5	$279	$0.20
Merger & integration	82	14	—	68	0.05

Schlumberger net income, excluding charges & credits	$416	$64	$5	$347	$0.25

*	Does not add due to rounding

		(Stated in millions, except per share amounts)

	Second Quarter 2016
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS *
Schlumberger net loss (GAAP basis)	$(2,514)	$(368)	$14	$(2,160)	$(1.56)
Impairment & other:
Fixed asset impairments	1,058	177	—	881	0.63
Workforce reduction	646	63	—	583	0.42
Inventory write-downs	616	49	—	567	0.41
Multiclient seismic data impairment	198	62	—	136	0.10
Other restructuring charges	55	—	—	55	0.04
Merger & integration:
Merger-related employee benefits and professional fees	92	17	—	75	0.05
Other merger and integration-related costs	93	19	—	74	0.05
Amortization of purchase accounting inventory fair value adjustment (1)	150	45	—	105	0.08

Schlumberger net income, excluding charges & credits	$394	$64	$14	$316	$0.23

	Six Months 2016
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS *
Schlumberger net loss (GAAP basis)	$(1,893)	$(270)	$36	$(1,659)	$(1.26)
Impairment & other:
Fixed asset impairments	1,058	177	—	881	0.66
Workforce reduction	646	63	—	583	0.44
Inventory write-downs	616	49	—	567	0.43
Multiclient seismic data impairment	198	62	—	136	0.10
Other restructuring charges	55	—	—	55	0.04
Merger & integration:
Merger-related employee benefits and professional fees	92	17	—	75	0.06
Other merger and integration-related costs	93	19	—	74	0.06
Amortization of purchase accounting inventory fair value adjustment (1)	150	45	—	105	0.08

Schlumberger net income, excluding charges & credits	$1,015	$162	$36	$817	$0.62

(1)	Recorded in Cost of revenue in the Condensed Consolidation Statement of Income (Loss).

*	Does not add due to rounding

Product Groups

(Stated in millions)
	Three Months Ended
	Jun. 30, 2017		Mar. 31, 2017		Jun. 30, 2016
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$1,759	$299	$1,618	$281	$1,586	$268
Drilling	2,107	302	1,985	229	2,034	171
Production	2,496	221	2,187	110	2,121	82
Cameron	1,265	174	1,229	162	1,525	250
Eliminations & other	(165)	(46)	(125)	(25)	(102)	(24)

Pretax operating income		950		757		747
Corporate & other		(242)		(239)		(241)
Interest income(1)		28		24		24
Interest expense(1)		(128)		(126)		(136)
Charges & credits		(591)		(82)		(2,908)

	$7,462	$17	$6,894	$334	$7,164	$(2,514)

(Stated in millions)
	Six Months Ended
	Jun. 30, 2017		Jun. 30, 2016
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$3,377	$580	$3,305	$601
Drilling	4,092	531	4,527	542
Production	4,683	331	4,497	288
Cameron	2,494	336	1,525	250
Eliminations & other	(290)	(71)	(170)	(33)

Pretax operating income		1,707		1,648
Corporate & other		(480)		(414)
Interest income(1)		52		37
Interest expense(1)		(254)		(256)
Charges & credits		(674)		(2,908)

	$14,356	$351	$13,684	$(1,893)

(1)	Excludes interest included in the Product Groups results.

Certain prior period items have been reclassified to conform to the current period presentation.

Supplemental Information

1)	What is the capex guidance for the full year 2017?

Capex (excluding multiclient and SPM investments) is expected to be $2.2 billion for 2017.

2)	What was the cash flow from operations for the second quarter of 2017?

Cash flow from operations for the second quarter of 2017 was $858 million and included approximately $90 million of severance payments.

3)	What was the cash flow from operations for the first half of 2017?

Cash flow from operations for the first half of 2017 was $1.5 billion and included approximately $230 million of severance payments.

4)	What was included in “Interest and other income” for the second quarter of 2017?

“Interest and other income” for the second quarter of 2017 was $62 million. This amount consisted of earnings of equity method investments of $28 million and interest income of $34 million.

5)	How did interest income and interest expense change during the second quarter of 2017?

Interest income of $34 million was $5 million higher sequentially. Interest expense of $142 million was $3 million higher sequentially.

6)	What is the difference between pretax operating income and Schlumberger’s consolidated income before taxes?

The difference principally consists of corporate items (including charges and credits) and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets (including intangible asset amortization expense resulting from the acquisition of Cameron), certain centrally managed initiatives, and other nonoperating items.

7)	What was the effective tax rate (ETR) for the second quarter of 2017?

The ETR for the second quarter of 2017, calculated in accordance with GAAP, was 590% as compared to 14.8% for the first quarter of 2017. The ETR for the second quarter of 2017, excluding charges and credits, was 18.9% as compared to 15.3% for the first quarter of 2017.

8)	How many shares of common stock were outstanding as of June 30, 2017 and how did this change from the end of the previous quarter?

There were 1.385 billion shares of common stock outstanding as of June 30, 2017. The following table shows the change in the number of shares outstanding from March 31, 2017 to June 30, 2017.

(stated in millions)
Shares outstanding at March 31, 2017	1,389
Shares sold to optionees, less shares exchanged	—
Vesting of restricted stock	1
Shares issued under employee stock purchase plan	—
Stock repurchase program	(5)

Shares outstanding at June 30, 2017	1,385

9)	What was the weighted average number of shares outstanding during the second quarter of 2017 and first quarter of 2017 and how does this reconcile to the average number of shares outstanding, assuming dilution used in the calculation of diluted earnings per share, excluding charges and credits?

The weighted average number of shares outstanding during the second quarter of 2017 was 1.387 billion and 1.393 billion during the first quarter of 2017.

The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits.

		(Stated in millions)
	Second Quarter 2017	First Quarter 2017
Weighted average shares outstanding	1,387	1,393
Assumed exercise of stock options	1	4
Unvested restricted stock	5	5

Average shares outstanding, assuming dilution	1,393	1,402

10)	What was the unamortized balance of Schlumberger’s investment in SPM projects at June 30, 2017 and how did it change as compared to December 31, 2016?

The unamortized balance of Schlumberger’s investments in SPM projects was approximately $2.6 billion and $2.5 billion at June 30, 2017 and December 31, 2016, respectively. These amounts are included within Other Assets in Schlumberger’s Condensed Consolidated Balance Sheet. The change in the unamortized balance of Schlumberger’s investment in SPM projects was as follows:

(Stated in millions)
Balance at December 31, 2016	$2,458
SPM investments	328
Amortization of SPM investments	(213)

Balance at June 30, 2017	$2,573

11)	What was the amount of WesternGeco multiclient sales in the second quarter of 2017?

Multiclient sales, including transfer fees, were $182 million in the second quarter of 2017 and $138 million in the first quarter of 2017.

12)	What was the WesternGeco backlog at the end of the second quarter of 2017?

WesternGeco backlog, which is based on signed contracts with customers, was $566 million at the end of the second quarter of 2017. It was $613 million at the end of the first quarter of 2017.

13)	What were the orders and backlogs for Cameron Group’s OneSubsea and Drilling Systems businesses?

OneSubsea and Drilling Systems orders and backlogs were as follows:

		(Stated in millions)
	Second Quarter	First Quarter
Orders	2017	2017
OneSubsea	$181	$546
Drilling Systems	$170	$174
Backlog (at the end of period)
OneSubsea	$2,371	$2,634
Drilling Systems	$566	$608

14)	What is included in Impairments & other on Schlumberger’s Condensed Consolidated Statement of Income (Loss) for the second quarter of 2017?

During the second quarter of 2017, Schlumberger recorded $510 million of pretax charges that are classified in Impairments & other. The vast majority of this amount relates to a financing agreement that Schlumberger entered into with its primary customer in Venezuela. This agreement resulted in the exchange of $700 million of outstanding accounts receivable for an interest bearing promissory note. Schlumberger recorded this note at its estimated fair value on the date of exchange, which resulted in a charge.

About Schlumberger

Schlumberger is the world’s leading provider of technology for reservoir characterization, drilling, production, and processing to the oil and gas industry. Working in more than 85 countries and employing approximately 100,000 people who represent over 140 nationalities, Schlumberger supplies the industry’s most comprehensive range of products and services, from exploration through production, and integrated pore-to-pipeline solutions that optimize hydrocarbon recovery to deliver reservoir performance.

Schlumberger Limited has principal offices in Paris, Houston, London and The Hague, and reported revenues of $27.81 billion in 2016. For more information, visit www.slb.com.

*Mark of Schlumberger or of Schlumberger companies.

†Japan Oil, Gas and Metals National Corporation (JOGMEC), formerly Japan National Oil Corporation (JNOC), and Schlumberger collaborated on a research project to develop logging while drilling (LWD) technology that reduces the need for traditional chemical sources. Designed around the pulsed neutron generator (PNG), EcoScope service uses technology that resulted from this collaboration. The PNG and the comprehensive suite of measurements in a single collar are key components of the EcoScope service that deliver game-changing LWD technology.

Notes

Schlumberger will hold a conference call to discuss the earnings press release and business outlook on Friday, July 21, 2017. The call is scheduled to begin at 8:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (800) 288-8967 within North America, or +1 (612) 333-4911 outside North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until August 21, 2017 by dialing +1 (800) 475-6701 within North America, or +1 (320) 365-3844 outside North America, and providing the access code 423510.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same web site until August 31, 2017.

For more information, contact

Simon Farrant – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com

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This second-quarter 2017 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology, including our transformation program; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; the anticipated benefits of the Cameron transaction; the success of Schlumberger’s joint ventures and alliances; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; foreign currency risk; pricing pressure; weather and seasonal factors; operational modifications, delays or cancellations; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; the inability to integrate the Cameron business and to realize expected synergies; the inability to retain key employees; and other risks and uncertainties detailed in this second-quarter 2017 earnings release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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